Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No:333-171666 on Form S-8 of our report dated May 24, 2011, relating to the consolidated financial statements of iSoftStone Holdings Limited, its subsidiaries and its variable interest entity (collectively, the “Company”) as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010, and the financial statement schedule of iSoftStone Holdings Limited, appearing in the Annual Report on Form 20-F of iSoftStone Holdings Limited dated May 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China

May 31, 2011

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